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                                 UNITED STATES              |   OMB APPROVAL   |
                      SECURITIES AND EXCHANGE COMMISSION    --------------------
                            Washington, D.C. 20549          |   OMB Number:    |
                                                            |    3235-0058     |
                                  FORM 12b-25               | Expires:         |
                                                            |    June 30, 1994 |
                          NOTIFICATION OF LATE FILING       | Estimated        |
                                                            | average burden   |
                                                            | hours per        |
(Check One):  [X] Form 10-K  [_] Form 20-F  [_] Form 11-K   | response....2.50 |
                     [ ] Form 10-Q  [_] Form N-SAR          --------------------
                                                            --------------------
     For Period Ended:       March 31, 1997                 | SEC FILE NUMBER  |
                      ------------------------------------  |      1-4095      |
     [_]  Transition Report on Form 10-K                    --------------------
     [_]  Transition Report on Form 20-F                    --------------------
     [_]  Transition Report on Form 11-K                    |   CUSIP NUMBER   |
     [_]  Transition Report on Form 10-Q                    |                  |
     [_]  Transition Report on Form N-SAR                   --------------------

     For the Transition Period Ended:
                                     -------------------------------------------

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 Read Instruction (on back page) Before Preparing Form. Please Print or Type.

NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.

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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I--REGISTRANT INFORMATION
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McDermott Incorporated
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Full Name of Registrant

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Former Name if Applicable

1450 Poydras Street
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Address of Principal Executive Office (Street and Number)

New Orleans, LA  70112-6050
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City, State and Zip Code


PART II--RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X]    (a)  The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
[X]    (b)  The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
[ ]    (c)  The accountant's statement or other exhibit required by
            Rule 12b-25(c) has been attached if applicable.

PART III--NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

           McDermott International, Inc. ("MII") the parent company of McDermott Incorporated ("Incorporated"), is currently in the process of obtaining required financial information from a foreign unconsolidated affiliate over which it has limited control. This financial information may have an impact on Incorporated's Annual Report on Form 10-K. As this information has not yet been made available to MII or Incorporated, the Annual Report on Form 10-K could not be filed within the prescribed time period without unreasonable effort or expense.

                                                                SEC 1344 (11-91)




PART IV--OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

           S. Wayne Murphy                   (504)             587-5658
     ------------------------------------  ----------- -------------------------
                  (Name)                   (Area Code)     (Telephone Number)

(2)  Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or
     Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter) period that the
     registrant was required to file such reports) been filed?
     If the answer is no, identify report(s).                    [X] Yes  [_] No


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(3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last
     fiscal year will be reflected by the earnings statements to
     be included in the subject report or portion thereof?      [_] Yes  [X] No*


                            McDermott Incorporated
          ----------------------------------------------------------
                 (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date  June 30, 1997                     By  /s/ S. Wayne Murphy
    ----------------------------------    --------------------------------------
                                            S. Wayne Murphy
                                            Senior Vice President, General
                                              Counsel and Corporate Secretary

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* Any significant changes in results of operations have been previously disclosed.